Exhibit 6

NOTICE OF MMO2 PLC COURT MEETING

IN THE HIGH COURT OF JUSTICE	No. 4 of 2005
CHANCERY DIVISION
COMPANIES COURT

IN THE MATTER OF MMO2 PLC
and
IN THE MATTER OF THE COMPANIES ACT 1985

NOTICE IS HEREBY GIVEN that by an Order dated 11 January 2005 made in the above matter the High Court of Justice of England and Wales has directed that a meeting (the "Meeting") be convened of the holders of ordinary shares in mmO2 plc (the “mmO2 Shareholders”) for the purpose of considering and, if thought fit, approving (with or without modification) a scheme of arrangement proposed to be made between mmO2 plc (“mmO2”) and the mmO2 Shareholders (the "Scheme") under Section 425 of the Companies Act 1985. The Meeting will be held in London at The Queen Elizabeth II Conference Centre, Broad Sanctuary, Westminster, London SW1P 3EE. The Meeting will be held on 14 February 2005 at 9.30am, at which place and time all mmO2 Shareholders are requested to attend either in person or by proxy.

mmO2 Shareholders may vote in person at the Meeting or they may appoint another person, whether a mmO2 Shareholder or not, as their proxy to attend and vote in their place. mmO2 Shareholders are requested to submit their form of proxy in accordance with the details set out in the voting information included with the Explanatory Statement.

Beneficial owners of mmO2 ordinary shares held through Lloyds TSB Registrars Corporate Nominee Limited (“Lloyds TSB Nominee”) (as part of the mmO2 Easyshare Service) or through Hill Samuel ESOP Trustee Limited (“Hill Samuel”) (as part of the mmO2 Share Ownership Plan) or through Mercer Trustees Limited (“Mercer”) (as part of the mmO2 Success Sharing Share Scheme) or through JPMorgan Chase Bank, N.A. (“JPMorgan”) (the depositary for holders of American depositary shares) are requested to submit their voting instructions to Lloyds TSB Nominee, Hill Samuel, Mercer or JPMorgan as appropriate in accordance with the voting information included in the scheme circular dated 12 January 2005 (the “Scheme Circular”), which is currently being distributed to mmO2 Shareholders. Such beneficial owners do not fall with the definition of mmO2 Shareholders as defined herein.

The text of the statement required to be furnished pursuant to Section 426 of the Companies Act 1985 is incorporated in the Explanatory Statement, which forms part of the Scheme Circular. The outcome of the Meeting may affect the position of mmO2 Shareholders and it is important that mmO2 Shareholders read the Scheme Circular carefully. Additional copies of the Scheme Circular are available to mmO2 Shareholders on request by contacting Lloyds TSB Registrars on telephone number freephone 0808 100 4102 (or + 44 1903 702767 if you are calling from outside the UK). Additional copies of the Scheme Circular are available to the holders of American depositary shares on request by contacting Innisfree M&A Incorporated (the US Information Agent) on toll-free number 1-888-750-5834 (or collect on 1-212-750-5833). Further copies can be obtained from mmO2’s website (www.mmo2.com).

It is requested that forms of proxy be lodged so as to be received by Lloyds TSB Registrars, The Causeway, Worthing, West Sussex, BN99 6DA (CREST participant ID7RA01) not later than 9.30am on 12 February 2005. If forms are not so lodged, they may be handed to the Chairman at the Meeting. All beneficial owners of mmO2 ordinary shares as part of the mmO2 Easyshare Service must submit their voting instructions for the Meeting for receipt by Lloyds TSB Nominee not later than 9.30am on 12 February 2005. All beneficial owners of mmO2 ordinary shares as part of either the mmO2 Share Ownership Plan or the mmO2 Success Sharing Share Scheme must submit their voting instructions for the Meeting for receipt by Hill Samuel or Mercer as appropriate not later than 9.30am on 11 February 2005. In the event of any questions, please call the shareholder helpline on telephone number freephone 0808 100 4102 (or + 44 1903 702767 if you are calling from outside the UK). All holders of American depositary shares must submit their voting instructions for the Meeting for receipt by JPMorgan not later than 3pm (New York time) on 9 February 2005. In the event of any questions by holders of American depositary shares, please call Innisfree M&A Incorporated (the US Information Agent) on toll-free number 1-888-750-5834 (or collect on 1-212-750-5833).

By the Order, the Court has appointed David Arculus or, failing him, Stephen Hodge to act as Chairman of the Meeting and has directed the Chairman to report the results thereof to the Court.

The Scheme will be subject to the subsequent sanction of the Court. All mmO2 Shareholders are entitled to attend the Court hearing for the sanctioning of the Scheme in person or by Counsel to support or oppose the sanctioning of the Scheme. The hearing is expected to take place at the Royal Courts of Justice on 10 March 2005. Any change to the date of such hearing will be announced on the mmO2’s website at least two business days in advance of such hearing.

Dated [17 January] 2005

mmO2 plc,
Wellington Street,
Slough,
Berkshire, SL1 1YP